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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of AutoZone, Inc. for the registration of 10,166,000 shares of its common stock and to the incorporation by reference therein of our report dated September 19, 1997, with respect to the consolidated financial statements of AutoZone, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended August 30, 1997 and our report dated November 4, 1997, with respect to the financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                           /s/ ERNST & YOUNG LLP

Memphis, Tennessee

November 4, 1997